Exhibit 99.1

PRESS RELEASE

Contact:
James R. Brannen
President and Chief Executive Officer
First Seacoast Bancorp
(603) 742-4680

First Seacoast Bancorp Announces Adoption of Plan of Conversion and Reorganization
to Undertake Second Step Conversion

Dover, New Hampshire; August 12, 2022 – First Seacoast Bancorp (Nasdaq: “FSEA”), the holding company for First Seacoast Bank, announced today that the Board of Directors of its parent mutual holding company, First Seacoast Bancorp, MHC, has adopted a Plan of Conversion and Reorganization pursuant to which First Seacoast Bancorp, MHC will undertake a “second step” conversion from the mutual holding company structure to the stock holding company structure.

First Seacoast Bancorp, MHC currently owns approximately 55.7% of the outstanding shares of common stock of First Seacoast Bancorp which it acquired in connection with the reorganization of First Seacoast Bank into the mutual holding company structure and the related initial public offering by First Seacoast Bancorp in July 2019.

As a result of the proposed transaction, a new stock holding company for First Seacoast Bank, to be named First Seacoast Bancorp, Inc. and which will succeed to First Seacoast Bancorp, will offer for sale shares of its common stock, representing First Seacoast Bancorp, MHC’s ownership interest in First Seacoast Bancorp, to depositors of First Seacoast Bank and others in a subscription offering and, if necessary, a community offering and/or a syndicated community offering.  Eligible account holders of First Seacoast Bank as of the close of business on June 30, 2021 have first priority non-transferable subscription rights to subscribe for shares of common stock of First Seacoast Bancorp, Inc.  The total number of shares of common stock of First Seacoast Bancorp, Inc. to be issued in the proposed stock offering will be based on the aggregate pro forma market value of the common stock of First Seacoast Bancorp, Inc., as determined by an independent appraisal.  In addition, each share of common stock of First Seacoast Bancorp owned by persons other than First Seacoast Bancorp, MHC (the “minority stockholders”) will be converted into and become the right to receive a number of shares of common stock of First Seacoast Bancorp, Inc. pursuant to an exchange ratio established at the completion of the proposed transaction.  The exchange ratio is designed to preserve in First Seacoast Bancorp, Inc. the same aggregate percentage ownership interest that the minority stockholders will have in First Seacoast Bancorp immediately before the completion of the proposed transaction, exclusive of the purchase of any additional shares of common stock of First Seacoast Bancorp, Inc. by minority stockholders in the stock offering and the effect of cash received in lieu of issuance of fractional shares of common stock of First Seacoast Bancorp, Inc., and adjusted to reflect certain assets held by First Seacoast Bancorp, MHC.

The proposed transaction is expected to be completed in the first quarter of 2023, subject to regulatory approval, approval by the members of First Seacoast Bancorp, MHC (i.e., depositors and certain borrowers of First Seacoast Bank), and approval by the stockholders of First Seacoast Bancorp, including by a separate vote of approval by First Seacoast Bancorp’s minority stockholders.  Detailed information regarding the proposed transaction, including the stock offering, will be sent to stockholders of First Seacoast Bancorp and members of First Seacoast Bancorp, MHC following regulatory approval.

Luse Gorman, PC is serving as legal counsel to First Seacoast Bancorp, MHC, First Seacoast Bancorp and First Seacoast Bank.  Keefe, Bruyette & Woods, Inc., a Stifel Company, will act as marketing agent in the stock offering by First Seacoast Bancorp, Inc.
About First Seacoast Bank
First Seacoast Bank is a federally-chartered stock savings bank serving the financial needs of residents of the Seacoast region of New Hampshire.  First Seacoast Bank operates four full-service offices in Strafford County, New Hampshire, and one full-service in Rockingham County, New Hampshire.
Forward-Looking Statements
This press release contains certain forward-looking statements about the reorganization and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may". Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include that the proposed transaction may not be timely completed, if at all, that required regulatory, shareholder and member approvals are not timely received, if at all, or that other customary closing conditions are not satisfied in a timely manner, if at all.
Important Additional Information and Where to Find It

First Seacoast Bancorp, Inc. will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 that will include a proxy statement of First Seacoast Bancorp and a prospectus of First Seacoast Bancorp, Inc., as well as other relevant documents concerning the proposed transaction.  STOCKHOLDERS OF FIRST SEACOAST BANCORP ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT, AND THE PROSPECTUS CAREFULLY WHEN THESE DOCUEMMTS BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  When filed, these documents and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free-of-charge from First Seacoast Bancorp upon written request to First Seacoast Bancorp, 633 Central Avenue, Dover, New Hampshire 03820, Attention: James R. Brannen, or by calling (603) 742-4680.

Participants in the Solicitation

First Seacoast Bancorp and its directors and its executive officers may be deemed to be participants in the solicitation of proxies with respect of the proposed transaction.  Information regarding First Seacoast Bancorp’s directors and executive officers is available in its definitive proxy statement for its 2022 Annual Meeting of Stockholders, filed with the SEC on April 14, 2022.  Other information regarding the participants in the proxy solicitation will be contained in the proxy statement, the prospectus, and other relevant materials filed with the SEC, as described above.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus when accompanied by a stock order form.  The shares of common stock to be offered for sale by First Seacoast Bancorp, Inc. are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or by any other government agency.

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